UNITED STATES DEPARTMENT OF THE TREASURY

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

August 11, 2011

Ladies and Gentlemen:

Reference is made to that certain Letter Agreement incorporating the Securities Purchase Agreement – Standard Terms (the “Securities Purchase Agreement”), dated as of the date set forth on Schedule A hereto, between the United States Department of the Treasury (the “Investor”) and the company set forth on Schedule A hereto (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Securities Purchase Agreement. Pursuant to the Securities Purchase Agreement, at the Closing, the Company issued to the Investor the number of shares of the series of its preferred stock set forth on Schedule A hereto (the “Preferred Shares”) and a warrant to purchase the number of shares of the series of its preferred stock set forth on Schedule A hereto (such shares, the “Warrant Shares”), which was exercised by the Investor at Closing.

In connection with the consummation of the repurchase (the “Repurchase”) by the Company from the Investor, on the date hereof, of the number of Preferred Shares listed on Schedule A hereto (the “Repurchased Preferred Shares”) and the number of Warrant Shares listed on Schedule A hereto (the “Repurchased Warrant Shares”), as permitted by the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009:

(a) The Company hereby acknowledges receipt from the Investor of the share certificate(s) set forth on Schedule A hereto representing the Preferred Shares;

(b) The Investor hereby acknowledges receipt from the Company of a wire transfer for the account of the Investor in immediately available funds of the aggregate purchase price set forth on Schedule A hereto, representing payment in full for the Repurchased Preferred Shares at a price per share equal to the Liquidation Amount per share, together with any accrued and unpaid dividends to, but excluding, the date hereof;

(c) The Company hereby acknowledges receipt from the Investor of the share certificate(s) set forth on Schedule A hereto representing the Warrant Shares; and

(d) The Investor hereby acknowledges receipt from the Company of a wire transfer for the account of the Investor in immediately available funds of the aggregate purchase price set forth on Schedule A hereto, representing payment in full for the Repurchased Warrant Shares at a price per share equal to the Liquidation Amount per share, together with any accrued and unpaid dividends to, but excluding, the date hereof.

This letter agreement will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

This letter agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this letter agreement may be delivered by facsimile and such facsimiles will be deemed sufficient as if actual signature pages had been delivered.

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In witness whereof, the parties have duly executed this letter agreement as of the date first written above.

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Matthew Pendo
Name: Matthew Pendo
Title: Chief Investment Officer

COMPANY:

HERITAGE BANKSHARES, INC.

By:	/s/ Michael S. Ives
Name: Michael S. Ives
Title: President & Chief Executive Officer

SCHEDULE A

General Information:

Date of Letter Agreement incorporating the Securities Purchase Agreement:	September 25, 2009

Name of the Company:	Heritage Bankshares, Inc.

Corporate or other organizational form of the Company:	C Corporation

Jurisdiction of organization of the Company:	Virginia

Number and series of preferred stock issued to the Investor at the Closing (Preferred Shares):	10,103 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Number and series of preferred stock underlying the Warrant issued to the Investor at the Closing (Warrant Shares):	303 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B

Terms of the Repurchase of the Preferred Shares:

Number of Preferred Shares purchased by the Company:	7,497[1]

Share certificate number (representing the Preferred Shares previously issued to the Investor at the Closing):	A-02[2]

Per share Liquidation Amount of Preferred Shares:	$1,000

Accrued and unpaid dividends on Preferred Shares:	$89,547.50

Aggregate purchase price for Repurchased Preferred Shares:	$7,586,547.50

Terms of the Repurchase of the Warrant Shares:

Number of Warrant Shares purchased by the Company:	303

[1]	The Company previously repurchased 2,606 Preferred Shares pursuant to a repurchase letter agreement with the Investor dated March 16, 2011 (the “Initial Repurchase Transaction”).

[2]

Share certificate no. A-01 was issued to the Investor at the Closing to represent the Preferred Shares issued to the Investor at the Closing. In connection with the Initial Purchase Transaction described in the footnote above, (i) share certificate no. A-01 was returned to the Company marked “CANCELLED”, and (ii) share certificate A-02 was issued to the Investor to reflect the difference between the Preferred Shares issued to the Investor at the Closing and the Preferred Shares that remained outstanding following the Company’s repurchase of Preferred Shares in the Initial Repurchase Transaction.

Share certificate (representing the Warrant Shares previously issued to the Investor at the Closing):	B-01

Per share Liquidation Amount of Warrant Shares:	$1,000

Accrued and unpaid dividends on Warrant Shares:	$6,514.50

Aggregate purchase price for Repurchased Warrant Shares:	$309,514.50

Aggregate purchase price for Repurchased Preferred Shares and Repurchased Warrant Shares:	$7,896,062

Investor wire information for payment of purchase price:	ABA Number: Bank: Account Name: Account Number: